Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Declares Cash Distribution for October 2021

HOUSTON, Texas, October 19, 2021 – PNC Bank, National Association, as the successor Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today declared a monthly cash distribution to the holders of its Units of beneficial interest (the “Unit Holders”) of $3,155,671 or $0.067705 per Unit, based primarily upon the reported production during the month of August 2021. The distribution is payable November 15, 2021, to Unit Holders of record as of October 29, 2021.

Hilcorp reported gross revenue of $7,582,753 and gross production costs of $3,175,587 for the production month of August 2021. The gross production costs consist of lease operating expenses of $2,130,925, severance taxes of $1,030,204, and capital costs of $14,458.

For the production month of August 2021, Hilcorp reported to the Trust profits of $4,407,166 gross ($3,305,374.43 net to the Trust).

Based upon information provided to the Trust by Hilcorp, gas production for the subject interests totaled 2,171,709 Mcf (2,413,010 MMBtu) for August 2021, as compared to 2,147,718 Mcf (2,386,353 MMBtu) for July 2021. Dividing revenues by production volume yielded an average gas price for August 2021 of $3.37 per Mcf ($3.04 per MMBtu), as compared to an average gas price for July 2021 of $3.28 per Mcf ($2.96 per MMBtu).

Hilcorp has informed the Trust that, in accordance with its new accounting system implementation, it is continuing to report to the Trust based on actual revenue and expenses for operated wells since the production month of June 2021. Hilcorp has advised the Trust that it still expects that by the end of 2021 it will complete the process of actualizing, accounting for and reporting to the Trust the operated revenue and severance tax computations for the four production months (January through April 2021). At this time the amount of these actualizations is unknown.

The Trustee continues to engage with Hilcorp regarding its ongoing accounting and reporting to the Trust, and the Trust’s third-party compliance auditors continue to audit all payments made by Hilcorp to the Trust, including adjustments, true-ups, and recoupments. The Trustee continues to consult with outside counsel to review the rights of the Trust with respect to these matters and to evaluate any available potential legal remedies.

On June 1, 2021, The PNC Financial Services Group, Inc. (“PNC”) announced that it had completed the purchase of BBVA USA Bancshares, Inc., a financial holding company, including its U.S. banking subsidiary, BBVA USA, an Alabama-chartered bank and trustee of the Trust (“BBVA USA”). On October 8, 2021, PNC Bank, National Association, an indirect wholly owned subsidiary of PNC (“PNC Bank”), succeeded BBVA USA as the trustee of the Trust following BBVA USA’s merger with and into PNC Bank.

Contact:	San Juan Basin Royalty Trust
PNC Bank, National Association
PNC Asset Management Group
2200 Post Oak Blvd., Floor 18
Houston, TX 77056
	website: www.sjbrt.com	e-mail: sjt@pnc.com

James R. Wilharm, Senior Vice President and Director of Trust Real Estate Services
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.

2